Exhibit 10.1

Exhibit D

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
MILLENNIUM BROKERAGE GROUP, LLC

A Tennessee Limited Liability Company

DATED AS OF:

October ___, 2005

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
MILLENNIUM BROKERAGE GROUP, LLC

          This SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) is entered into and shall be effective as of the ____ day of October, 2005, by and between the persons who are identified as Members on Exhibit A attached hereto and who have executed a counterpart of this Agreement as Members pursuant to the provisions of the Act, on the following terms and conditions:

ARTICLE I
ORGANIZATIONAL MATTERS

          1.1     Name.  The name of the Company shall be Millennium Brokerage Group, LLC, or such other name as the Board may from time to time hereafter designate.

          1.2     Formation.  The Company was formed on December 31, 1998 upon the filing of the Articles of Organization of the Company with the Secretary of State of the State of Tennessee setting forth the information required by the Act.

          1.3     Effective Date.  The Amended and Restated Operating Agreement of the Company was entered into as of the 1st day of February, 2001.  This Agreement is effective as of the date first set forth above (the “Effective Date”).

ARTICLE II
DEFINITIONS

          In addition to terms otherwise defined herein, the following terms are used herein as defined below:

          “Act” means the Tennessee Limited Liability Company Act, Tennessee Code Annotated Section 48-201-101 et seq., as amended, or any corresponding provision or provisions of any succeeding law.

          “Additional Investment” means any capital contribution by the Enterprise Member which has been unanimously approved by the Board in accordance with Section 4.5(k) hereof.

          “Adjusted Capital Account Deficit” means the deficit balance, if any, in a Member’s Capital Account as of the end of the relevant Year, giving effect to the following adjustments:

          (a) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b) debit to such Capital Account the items described in clauses (4), (5) and (6) of Section 1.704-1(b)(2)(ii)(d) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

          “Advance Diamond Distribution” means a distribution to the Diamond Member which, with respect to both the timing and amount of any such distribution, is within the sole and absolute discretion of the Board.

          “Adverse Terminating Event” means with respect to any Member or any Interest any of the following events, circumstances or occurrences:

(a) The Member has breached the Transfer restrictions set forth in Article IX hereof; or

(b) The Member attempts to resign or withdraw without the consent of a majority of the Board.

          “Affiliate” means, with respect to a particular person or Entity, any person or Entity that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such other person.

          “Agreement” means this Operating Agreement, as amended from time to time.

          “Articles of Organization” means the Article of Organization of the Company filed with the Secretary of State of the State of Tennessee pursuant to the Act, as amended from time to time.

          “Available Distributable Cash” means all cash, revenues and funds (including proceeds from the sale or other disposition or refinancing of capital assets) received by the Company, less the sum of the following, to the extent paid or set aside by the Company:  (a) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (b) all cash expenditures incurred incident to the normal operation of the Company’s business (including the payment of any guaranteed payments); (c) all amounts deemed necessary by the Board acting in good faith to be held by the Company for working capital purposes; and (d) all amounts deemed necessary by the Board acting in good faith to fund capital expenditures of the Company which are not funded by Additional Investment.

          “Bankruptcy” means, as to any Member, the Member’s taking of, acquiescing to the taking of, or becoming (voluntarily or involuntary) the subject of, or any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time.

          “Board” means the Board referenced in Section 4.1 hereof.

          “Book Value” shall mean the following as of the Valuation Date: the book value of the Company (total assets minus liabilities) as shown on the Company’s books and records.  Book Value shall be determined, without audit or certification, from the books and records of the Company by the accounting firm regularly employed by the Company, and shall be final and binding in the absence of a showing of gross negligence or willful misconduct.

          “Capital Account” in respect of any Member means the account established for that Member pursuant to Section 6.4 hereof, and as may be adjusted from time to time in accordance with this Agreement.

          “Code” means the Internal Revenue Code of 1986, as amended, and any successor legislation thereto.

          “Company” means Millennium Brokerage Group, LLC.

          “Continuation Event” has the meaning given to such term in Section 11.2 hereof.

          “Diamond Governors” means the Governors designated by the Diamond Member.

          “Diamond Employees” means William L. Zelenik, John Bohlman, John Gillenwater, Jim Laughlin, Dennis Wall, Steve Weld, John White Robert Williams, Larry Gilkerson, Al Marano, William Rouse and Kathy Ruskin.

          “Diamond Member” means Millennium Holdings, LLC, a Tennessee limited liability company.

          “Dissolution Event” has the meaning given to such term in Section 11.1 hereof.

          “Effective Date” has the meaning set forth in Section 1.3.

          “Enterprise Governors” means the Governors designated by the Enterprise Member.

          “Enterprise Member” means Millennium Holding Company, Inc., a Missouri corporation.

          “Entity” means any corporation, partnership, trust, limited liability company or other entity.

          “Financial Rights” shall mean a Member’s share of one or more of the Company’s profits, losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to, or otherwise, participate in any decision or decision making of the Members, the Governors or the management of the Company.  A transferee of Financial Rights shall not be treated as a substituted Member hereunder.

          “Governance Rights” means the interest of a Member in the Company with respect to such Member’s right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Act.  Any reference herein to any vote or action of Members shall only refer to those Members entitled to Governance Rights.  If a Member Transfers the Financial Rights, but retains the Governance Rights, the transferring Member shall retain the right to vote or grant or withhold consents with respect to Company matters which may be exercised in connection with the ownership of the Interest transferred as provided in this Agreement, and the transferee of the Interest shall have no right to vote or grant or withhold consents.

          “Governor” means a member of the Board as designated in, or selected pursuant to, Section 4.2 hereof.

          “Interest” means the ownership interest of a Member in the Company, including Financial Rights and Governance Rights.  A Member’s Interest shall be considered personal property for all purposes.

          “Investment Amount” means the amount paid by the Enterprise Member pursuant to the Purchase Agreement for its Interests in the Company plus any Additional Investment by the Enterprise Member in accordance with Section 4.5(k) of this Agreement.  On the Effective Date, the Investment Amount shall equal fifteen million dollars ($15,000,000), which amount shall be adjusted as provided in the Purchase Agreement.

          “Involuntary Transfer” means any involuntary Transfer of an Interest, including an involuntary Transfer as a result of, or in connection with, a Member’s Bankruptcy.

          “Involuntarily Transferred Interest” means any Interest that is the subject of an Involuntary Transfer.

          “Majority in Interest of the Members” means Members having Governance Rights (based on the Percentage Interest owned, or the Percentage Interest transferred where Governance Rights are retained), in excess of fifty percent (50.0%) of the total Governance Rights held by all Members who have Governance Rights.

          “Matching Account” shall mean that account established with respect to the Diamond Member in order to establish the cumulative amount of matching distributions to which the Diamond Member shall be entitled pursuant to Section 8.2(c).  On the last day of each fiscal quarter, the Matching Account shall be credited (increased) with an amount equal to the product of (A) the Priority Return of the Enterprise Member that has accrued with respect to such quarter, multiplied by (B) a fraction, the numerator of which is the Percentage Interest of the Diamond Member on the last date of such quarter and the denominator of which is the Percentage Interest of the Enterprise Member on that date; provided, however, that in the event the Diamond Member’s Percentage Interest changes during the fiscal quarter, the Matching Account shall be credited as of immediately before the change in the Diamond Percentage Interest based upon the Priority Return that has accrued since the end of the previous quarter in the manner set forth in this sentence, and the increase at the end of such fiscal quarter shall take into account only the Priority Return that has accrued since the date of the change of Diamond’s Percentage Interest.

          “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

          “Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain,” as such term is defined in Regulations Section 1.704-2(i)(2).

          “Member Nonrecourse Deductions” means any item of partnership loss, deduction, or expenditure under Section 705(a)(2)(B) of the Code that is attributable to a Member Nonrecourse Debt, as determined pursuant to Regulations Section 1.704-2(i)(2).

          “Members” means those persons set forth on the attached Exhibit A who have been admitted as Members to the Company pursuant to this Agreement, so long as they remain Members.  Reference to a “Member” means any one of the Members.  In the case of an Interest as to which the Governance Rights and Financial Rights are held by different persons, the person holding the Governance Rights shall be considered the Member.

          “Minimum Gain” has the meaning given the term “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

          “Net Profit” or “Net Loss” means, for each Year, an amount equal to the Company’s taxable income or loss (after the adjustments described below) for each Year or other applicable period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

          (i)          Expenditures described in Section 705(a)(2)(B) of the Code, not otherwise taken into account in determining Net Profit or Net Loss, shall be included as an expense in the determination of Net Profit and Net Loss; and

(ii) Income exempt from taxation shall be included in the determination of Net Profit and Net Loss; and

          (iii)         Items which are specially allocated pursuant to Section 7.4 hereof (except for Nonrecourse Deductions) shall be eliminated by adding them or subtracting them, as the case may be, in the determination of Net Profit and Net Loss.

          “Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

          “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

          “Percentage Interest” means, with respect to any Member, the percentage interest set forth opposite that Member’s name on Exhibit A attached hereto.  In the event any Interest is Transferred in accordance with the provisions of this Agreement, the transferee of such interest shall succeed to the Percentage Interest of his transfer or to the extent it relates to the Transferred Interest.

          “Permitted Transfer” has the meaning given to such term in Section 9.2 hereof.

          “Priority Distribution” means the distribution of the Priority Return to the Enterprise Member pursuant to Section 8.2(b) hereof.

          “Priority Return” means an amount equal to twenty-three and one-tenth percent (23.1%) before tax return per annum (prorated for any partial Year) on the from time to time Investment Amount commencing January 1, 2006.  No Priority Return shall accrue for any period prior to such date.

          “Prime Rate” means the prime rate as published in the Wall Street Journal from time to time.

          “Purchase Agreement” means that certain Membership Interest Purchase Agreement by and between Enterprise Financial Services Corp. and Millennium Brokerage Group, LLC, William L. Zelenik, John Bohlman, John Gillenwater, Jim Laughlin, Dennis Wall, Steve Weld, John White, Robert Williams and the Diamond Member, of even date herewith pursuant to which the Enterprise Member acquired Interests in the Company from the Diamond Employees on the terms and conditions contained therein.

          “Qualified Acquisition” has the meaning set forth in Section 4.10(c).

          “Regulations” means the federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time, including proposed, temporary and final regulations.

          “Successor” means a Member’s executor, administrator, guardian, conservator, other legal representative or successor.

          “Tax Matters Partner” has the meaning given to such term in Section 13.6 hereof.

          “Terminating Event” means with respect to any Member or any Interest any of the following events, circumstances or occurrences:

(a) If a Member that is an individual becomes adjudged incompetent by any court; or

(b) If a Member resigns or withdraws as a Member with the unanimous consent of the Board, and is not at the time of withdrawal the subject of an Adverse Terminating Event.

          “Transfer” or “Transferred” shall mean the sale, conveyance, alienation, assignment, transfer, pledge, encumbrance, hypothecation or other disposition (whether voluntarily, involuntary, by operation of law or otherwise) of all or a portion of any Interest.

          “Undistributed Matching Return” means, as of any date of its calculation, the excess of the balance of the Matching Account with respect to the Diamond Member at that time, over the aggregate amount of previous distributions to the Diamond Member pursuant to Sections 8.2(a) and (c).

          “Undistributed Priority Return” means, as of any date of its calculation, the excess of the cumulative Priority Return to the Enterprise Member at that time over the aggregate amount of previous distributions to the Enterprise Member pursuant to Section 8.2(b).

          “Valuation Date” means the last day of the month preceding a Terminating Event.

          “Year” means the fiscal year of the Company, which shall be the calendar year.

          “Year of Liquidation” means the Year in which the Company is liquidated and final distributions are made to Members.

          Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

ARTICLE III
OFFICES AND TERM OF COMPANY

          3.1      Purpose.  The purpose of the Company shall be (a) to engage in the life insurance brokerage business, representing and marketing the products of various insurance carriers and (b) to engage in any lawful business that may be engaged in by a limited liability company organized under the Act, as such business activities may be determined by the Board from time to time.

          3.2      Offices.

          (a) The principal office of the Company, and such additional offices as the Board may determine to establish, shall be located at such place or places inside or outside the State of Tennessee as the Board may designate from time to time.

          (b) The address of the Company’s registered office in Tennessee is 611 Commerce Street, Suite 2606, Nashville, Tennessee  37203, County of Davidson.  The name of its registered agent at that address is William L. Zelenik.  The Company may from time to time establish such other registered office and registered agent within the State of Tennessee as may be designated by the Board.

          3.3      Members.  The name and business, mailing or residence address of each Member of the Company are as set forth on Exhibit A attached hereto, as the same may be amended from time to time.

          3.4      Term.  The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Article XI of this Agreement.

ARTICLE IV
MANAGEMENT OF THE COMPANY

          4.1      Management by Board of Governors.  Subject to the delegation of rights and powers as provided for herein, the Board of Governors shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company.  No Member, by reason of its status as such, shall have any authority to act for or bind the Company, but shall have only the right to vote on or approve the actions specified herein or in the Act to be voted on or approved by the Members.  At any time that there is only one Member, any and all action provided for herein to be taken or approved by the “Members” shall be taken or approved by the sole Member.

          4.2      Members of the Board of Governors.  The Board shall consist of five (5) Governors or such other number as the Board shall determine by the unanimous vote of the Governors.  Governors do not have to be Members.  At all times during which the Diamond Member or its Affiliates own any Interests, there shall be at least three Governors who have been appointed by the Enterprise Member and who shall be designated as the “Enterprise Governors” and two Governors who have been appointed by the Diamond Member and who shall be designated as the “Diamond Governors.”  The Board shall initially be composed of the following individuals:

Enterprise Governors	Diamond Governors

Governors shall serve for a term of one (1) year and thereafter until their respective successors are duly elected, or until their earlier death, retirement, incapacity or removal.  Election of Governors shall be by a Majority in Interest of the Members, voting in proportion to their respective Percentage Interests on the record date for the Members entitled to vote; provided, however, that the Member(s) entitled to designate Governors as such Member’s Governors shall alone have the power to elect such Governors.  Vacancies on the Board of Governors from whatever cause shall be filled by the appointment of a successor Governor by (i) the Member(s) that designated the Governor, or (ii) if the Governor was not a Member designated Governor or if there are no Governors, by a vote of a Majority in Interest of the Members.  A Governor may be removed with or without cause by a vote of a Majority in Interest of the Members, provided that Governors designated by Members may only be removed by the Member(s) that designated such Governor; provided further that if such Member shall cease to be a Member, the Governors designated by such Member may be removed by the Board.

          4.3      Meetings.

          (a) Place of Meetings.  All meetings of the Board may be held at any place that has been designated from time to time by resolution of the Board.  In the absence of such a designation, regular meetings shall be held at the principal place of business of the Company.  Any meeting, regular or special, may be held by conference telephone or similar communication equipment so long as all Governors participating in the meeting can hear one another, and all Governors participating by telephone or similar communication equipment shall be deemed to be present in person at the meeting.

          (b) Regular Meetings.  Regular meetings of the Board shall be held at such times and at such places as shall be fixed by majority approval of the Governors, provided  that the Board shall hold meetings not less than four (4) times annually following each calendar quarter upon notice by any Governor or by the Chief Executive Officer.

          (c) Special Meetings.  Special meetings of the Board for any purpose or purposes may be called at any time by any Governor or by the Chief Executive Officer.  Notice of the time and place of a special meeting shall be given at least five (5) business days before the date of the meeting and shall be delivered personally to each Governor and sent by first-class mail, by telegram, telecopy, e-mail (or similar electronic means) or by nationally recognized overnight courier, charges prepaid, addressed to each Governor at that Governor’s address as it is shown on the records of the Company.  The notice need not specify the purpose of the meeting.

          (d) Quorum.  A majority in number of the Governors shall constitute a quorum for the transaction of business at a meeting of the Board, except to adjourn as provided in Section 4.3(f) below.  Notwithstanding the foregoing sentence, a quorum shall not be established unless and until at least one (1) Enterprise Governor and one (1) Diamond Governor are present at any meeting of the Board.  Every act or decision done or made by the affirmative vote of a majority of the Governors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, except to the extent that the vote of a greater number of Governors is required by this Agreement or applicable law.

          (e) Waiver of Notice.  Notice of any meeting need not be given to any Governor who either before or after the meeting signs a written waiver of notice, a consent to holding the meeting, or an approval of the minutes.  The waiver of notice or consent need not specify the purpose of the meeting.  All such waivers, consents, and approvals shall be filed with the records of the Company or made a part of the minutes of the meeting.  Notice of a meeting shall also be deemed waived with respect to any Governor who attends the meeting without protesting before or at its commencement the lack of notice to that Governor.

          (f) Adjournment.  A majority of the Governors present, whether or not constituting a quorum of the Board, may adjourn any meeting to another time and place.  Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than forty-eight (48) hours, in which case notice of the time and place shall be given before the time of the adjourned meeting in the manner specified in Section 4.3(c) hereof.

          (g) Action Without a Meeting.  Any action to be taken by the Board at a meeting may be taken without such meeting by the written consent of a majority of the Governors then in office (or such greater number of Governors as is required to authorize or take such action under the terms of this Agreement or applicable law).  Any such written consent may be executed and given by telecopy or similar electronic means.  Such written consents shall be filed with the minutes of the proceedings of the Board.  If any action is so taken by the Board by the written consent of less than all of the Governors, prompt notice of the taking of such action shall be furnished to each Governor who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.

          4.4      Officers.  The officers of the Company shall be as designated by the Board, and must include a Chief Executive Officer and a Secretary.  The Company may also have, at the discretion of the Board, such other officers as may be appointed in accordance with the provisions of this Section 4.4.  Any number of offices may be held by the same person, except that the offices of Chief Executive Officer and Secretary cannot be held by the same person.  The current officers of the Company are set forth on Exhibit B.  The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board.

(a) Election of Officers. The officers of the Company shall be chosen by the Chief Executive Officer with the approval of the Board, and each shall serve at the pleasure of the Board.

          (b) Removal and Resignation of Officers.  Subject to the requirements set forth in Section 4.5, any officer may be removed, with or without cause, by the Chief Executive Officer with the approval of the Board at any regular or special meeting of the Board or by such officer, if any, upon whom such power of removal may be conferred by the Board.  Any officer may resign at any time by giving written notice to the Company.  Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and unless otherwise specified in notice of a resignation, the acceptance of the resignation shall not be necessary to make it effective.  Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

          (c) Vacancies in Offices.  A vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled in the manner prescribed in this Agreement for regular appointment to that office.  The Chief Executive Officer may make temporary appointments to a vacant office pending action by the Board.

          (d) Chief Executive Officer.  The Chief Executive Officer shall have responsibility for implementation of the policies of the Company, as determined and directed by the Board, and for the administration of the business affairs of the Company.  He or she shall preside at all meetings of the Members.  He or she shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Board or this Agreement.  At all times, the Chief Executive Officer shall report directly to the Chief Executive Officer of Enterprise Financial Services Corp.

          (e) Secretary.  The Secretary shall keep or cause to be kept at the principal place of business of the Company or such other place as the Board may direct a book of minutes of all meetings and actions of the Board, committees or other delegates of the Board and the Members with the time and place of holding, whether regular or special, and if special, how authorized, the notice given, the names of those present at Board meetings or committee or other delegate meetings, the Percentage Interest represented at meetings of Members and the proceedings.  The Secretary shall give or cause to be given notice of all meetings of the Members and of the Board (or committees or other delegates thereof) required to be given by this Agreement or by applicable law and shall have such other powers and perform such other duties as may be prescribed by the Board or the Chief Executive Officer or by this Agreement.

          (f) Compensation.  The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board of Governors, and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Member of the Company.  The payments made pursuant to this Section 4.4(f) to the officers that are Members shall be deemed to be guaranteed payments for federal income tax purposes as described in Code Section 707(c).

          (g) Employment Agreements.  The Members acknowledge that the Company may enter into employment agreements with certain officers of the Company, particularly in connection with the closing of the Purchase Agreement, and that such employment agreements may set forth the terms and conditions upon which such officers’ employment with the Company will be governed, including, but not limited to, the compensation to be paid to such officers and the rights of such officers with respect to resignation and removal.  In the event that an officer has entered into an employment agreement with the Company, the provisions of such officer’s employment agreement shall be enforced notwithstanding anything in this Section 4.4 to the contrary.

           4.5       Major Decisions.  The following matters must be unanimously approved by the Board:

(a) The issuance of any equity interest in the Company or the admission of an additional Member of the Company (other than a Permitted Transfer as set forth in Section 9.2);

(b) Any material change from the distribution procedure specified in Article VIII (except as otherwise permitted herein);

          (c) The entry into any merger, share exchange, business combination or consolidation with any other company or other entity; the sale, lease or transfer of all or substantially all of the Company’s properties or assets; or the liquidation, dissolution or winding up the Company’s affairs;

(d) Causing a fundamental change in the nature of the Company’s business;

          (e) The amendment, restatement or repeal of the Articles of Formation or this Agreement except that this Agreement may also be amended by a unanimous vote of the Members in accordance with Section 14.7 of this Agreement;

(f) Making any loan or advance to, or owning any stock or other securities of, any other Entity;

          (g) Authorizing or effecting the acquisition in any manner, directly or indirectly, for a purchase price (including liabilities assumed) in excess of $150,000, of a business unit or going concern of any person or Entity by the Company but excluding any Qualified Acquisition, which will be subject to the provisions of Section 4.10;

(h) Entering into any extraordinary agreements or arrangements which involve the payment of more than $150,000 outside of the Company’s ordinary course of business, consistent with past practice;

(i) a change in the location of the principal place of business of the Company;

(j) Terminating the employment of William L. Zelenik or removing him as Chief Executive Officer (excluding the vote of William L. Zelenik, who shall not be permitted to vote on such action); and

(k) Approval of an additional capital contribution by the Enterprise Member or the Diamond Member.

          4.6      Authorized Decisions.  Subject to the Board approval requirements set forth in Section 4.5, the Chief Executive Officer shall have the right, power and authority to:

(a) Execute and deliver any and all documents, instruments or agreements on behalf of the Company in the ordinary course of business;

(b) Prepare the Company’s annual operating budget and capital expense budget and submit such budgets to the Board, in accordance with the procedures and schedules determined by the Board;

(c) Except as specifically set forth in Section 4.5 hereof, make any and all day to day decisions on behalf of the Company;

          (d) Manage or administer the management of the Company and employ such persons, firms and corporation as may be necessary or advisable for the conduct of the business of the Company, including, without limitation, any and all documents, instruments, agreements, and contracts, and any and all modifications, amendments, and renewals of same, with such contractors, managers, consultants, brokers, attorneys, accountants and such other parties as the officers shall select, on such terms and for such compensation as the officers shall determine; and

          (e) Prosecute, defend, adjust, compromise, settle, refer to mediation or otherwise deal with any claims in favor of or against the Company and to execute and deliver any and all documents, instruments, agreements, certificates, affidavits, or pleadings in connection therewith, and any modifications, amendments or extensions thereof, as may be necessary or appropriate.

          4.7      Authority to Terminate Employment of Diamond Employees.  Notwithstanding any other provision of this Agreement, the termination of employment of any Diamond Employee shall require approval of the Chief Executive Officer and the Board.

          4.8      Authority to Bind the Company.  Except as otherwise provided by the Board, when the taking of such action has been authorized by the Board, any officer(s) or other person(s) specifically authorized by the Board may execute any contract or other agreement or document on behalf of the Company and may execute on behalf of the Company and file with the Secretary of State of the State of Tennessee any certificates or filings provided for in the Act.

          4.9      Duty of Good Faith.  Each Governor and each Member shall have an obligation to the Company of good faith and fair dealing in all actions on behalf of or associated with the Company.

          4.10    Duty to Company.

          (a) The members of the Board shall not be required to manage the Company as their sole and exclusive function, but may have other business interests and may engage in other activities in addition to those relating to the Company.  Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in any other investments or activities of the members of the Board and the Members or to the income or proceeds derived therefrom.  The members of the Board and the Members shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

          (b) Notwithstanding the provisions of the immediately preceding subsection (a), the Members, except to the extent set forth in subsection (c) below shall not be permitted to own any ownership interest in and/or lend funds to any entity that directly or indirectly engages in the business of brokering, representing or marketing the products of various life insurance carriers (any such entity, a “Wholesale Life Insurance Business”); provided however that this subsection (b) shall not prevent (i) the members of the Diamond Member from engaging in personal life insurance production, as such term is commonly understood within the life insurance industry or (ii) the Enterprise Member of its Affiliates from owning, lending funds to or otherwise investing in an entity that sells life insurance at retail.

          (c) Notwithstanding the provisions of the immediately preceding subsection (a), so long as the Diamond Member and the Enterprise Member are members of the Company, if the Enterprise Member or any of its Affiliates contemplates purchasing any equity ownership interest in,  purchasing the assets of, or lending funds to an entity that is primarily engaged in a Wholesale Life Insurance Business (a “Qualifying Acquisition”), then the Enterprise Member shall give the Company forty five (45) calendar days prior written notice of such Qualifying Acquisition, which notice shall set forth in reasonable detail the terms on which such Qualifying Acquisition will be made (the “Acquisition Notice”).  The Company may, not later than thirty (30) days after receipt of the Acquisition Notice, elect to make such Qualifying Acquisition.  Notwithstanding the provisions of Section 4.5, such election by the Company shall be made by vote of the Diamond Governors, provided that any such election shall not be valid unless the Diamond Governors simultaneously approve an Additional Investment by the Enterprise Member in an amount necessary to fund such Qualifying Acquisition.  If the Company timely elects to exercise its rights pursuant to the preceding sentence, the Enterprise Member or its Affiliate shall grant the Company the right to make the Qualifying Transaction, to the extent that the Enterprise Member determines to consummate the Qualifying Transaction.  If the Company does not timely make such election, its rights pursuant to this subsection (c) with respect to such Qualifying Acquisition shall be irrevocably waived and the Enterprise Member and or any of its Affiliates may consummate such Qualifying Acquisition on the substantially the same terms set forth in the Acquisition Notice.  To the extent the terms of the Qualifying Acquisition are changed so that they are not substantially the same as set forth in the Acquisition Notice, the Enterprise Member shall again be subject to this Section 4.10(c) and shall be required to comply with the terms of this Section 4.10(c).

ARTICLE V
MEMBERS

          5.1     Rights or Powers.  The Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way.  Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.

          5.2      Voting Rights.  No Member has any voting right except with respect to those matters specifically reserved for a Member vote which are set forth in this Agreement and as required in the Act.

          5.3      Meetings of Members.  Meetings of Members shall be held at any place designated by the Board.  In the absence of any such designation, meetings of Members shall be held at the principal place of business of the Company.  Any meeting of the Members may be held by conference telephone or similar communication equipment so long as all Members participating in the meeting can hear one another, and all Members participating by telephone or similar communication equipment shall be deemed to be present in person at the meeting.

          (a) Call of Meetings.  Meetings of the Members may be called at any time by the Board or by the Chief Executive Officer for the purpose of taking action upon any matter requiring the vote or authority of the Members as provided herein or in the Agreement or upon any other matter as to which such vote or authority is deemed by the Governors to be necessary or desirable.  Meetings of the Members to act on any matter upon which Members may vote as provided in the Agreement or the Act shall be called promptly by the Board upon the written request of a Majority in Interest of the Members.

          (b) Notice of Meetings of Members.  All notices of meetings of Members shall be sent or otherwise given not less then ten (10) nor more than ninety (90) days before the date of the meeting.  The notice shall specify (i) the place, date and hour of the meeting, and (ii) the general nature of the business to be transacted.

          (c) Manner of Giving Notice.  Notice of any meeting of Members shall be given personally to each Member or sent by first class mail, by telegram, telecopy, e-mail (or similar electronic means) or by a nationally recognized overnight courier, charges prepaid, addressed to the Member at the address of that Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice.  Notice shall be deemed to have been given at the time when delivered either personally, or at the time when deposited in the mail or with a nationally recognized overnight courier, or when sent by telegram, telecopy or e-mail (or similar electronic means).

          (d) Adjourned Meeting; Notice.  Any meeting of Members, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the Percentage Interests represented at that meeting, either in person or by proxy.  When any meeting of Members is adjourned to another time or place, notice need not be given of the adjourned meeting, unless a new record date of the adjourned meeting is fixed or unless the adjournment is for more than sixty (60) days from the date set for the original meeting, in which case the Board shall set a new record date and shall give notice in accordance with the provisions of this Section 5.3.  At any adjourned meeting, the Company may transact any business that might have been transacted at the original meeting.

          (e) Quorum; Voting.  At any meeting of the Members, a Majority in Interest of those Members having Governance Rights (considering only those Interests as to which a Member has Governance Rights), present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of Members holding a higher aggregate Percentage Interest is required by the Agreement or applicable law.  Except as otherwise required by the Agreement or applicable law, all matters shall be determined by a Majority in Interest of the Members.

          (f) Waiver of Notice by Consent of Absent Members. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.  Attendance by a Member at a meeting is a waiver of notice of such meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not otherwise participate in the consideration of any matter at the meeting.

          (g) Member Action by Written Consent Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed in one or more counterparts by all of the Members and delivered to the Secretary of the Company for filing with the Company records.

          (h) Proxies.  At all meetings of the Members, a Member may vote in person or by proxy executed in writing by a Member or by a duly authorized attorney-in-fact.  Such proxy shall be filed with the Company before or at the time of the meeting.  No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

          5.4     Members Liability.  No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company.  A Member shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its capital contributions have been made, to make any additional contributions, assessments or payments to the Company, provided that a Member may be required to repay distributions made to it as provided in the Act.  The Governors shall not have any personal liability for the repayment of any capital contributions of any Member.

          5.5     Transactions Between a Member and the Company.  Except as otherwise provided by applicable law, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company and has the same rights and obligations when transacting business with the Company as a person or entity who is not a Member.   A Member may also be an employee or be retained as an agent of the Company.  The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member.

ARTICLE VI
CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS; CAPITAL ACCOUNTS

          6.1     Capital Contributions; Percentage Interests.  As of the date hereof, the Members have the capital accounts set forth on Exhibit A attached hereto and are granted the Percentage Interests set forth on Exhibit A.  Without any further action by the Members or by the Board, Exhibit A shall be appropriately amended to reflect changes to the Percentage Interests of the Members as new Members are admitted and as the Percentage Interests of existing Members are changed pursuant to the terms and conditions of this Agreement.  Notwithstanding the foregoing, in no event shall the Percentage Interests be adjusted to reflect any additional capital contributions by the Enterprise Member.  Except as unanimously approved by the Board as provided in Section 4.5(k) hereof, the Members shall have no right or obligation to make any further capital contributions to the Company.

          6.2     Loans by Members.  In order to satisfy its financial needs, the Company may borrow funds from the Members and pledge or mortgage any property of the Company and revenues attributable to such property.  Unless otherwise designated in the loan agreements or accompanying documents, repayment of principal and interest on such loans will be solely the obligation of the Company and not of the Members.  Any loans to the Company from Members shall bear interest at the Prime Rate.

          6.3     Return of Capital.  No Member or Governor shall have any liability for the return of any Member’s capital contributions.  A Member shall not receive out of the Company’s property all or any part of such Member’s capital contributions except as provided in Sections 8.2 and 8.3 hereof.

          6.4     Capital Accounts.  The Company shall maintain for each Member an account designated as such Member’s Capital Account.  Each such Capital Account shall be credited (a) with the cash contributions of the respective Members, (b) with the fair market value of contributions of property by the respective Members (net of liabilities secured by such contributed property) and (c) with the respective Member’s share, determined as provided herein, of Net Profit.  Each Member’s Capital Account shall be debited (x) with the respective Member’s share, determined as provided herein, of Net Loss, (y) with the cash distributed to the respective Members and (z) with the fair market value of distributions of property to the respective Members (net of liabilities secured by such distributed property).  The Capital Accounts shall be maintained in accordance with Section 1.704-1(b)(2)(iv) of the Regulations, and the items of income, profit, gain, expenditures, deductions and losses which increase or decrease such capital accounts shall be those items which, pursuant to such Regulations, affect the balance of capital accounts.

ARTICLE VII
ALLOCATION OF PROFITS AND LOSSES
FOR FEDERAL INCOME TAX PURPOSES

          As of the end of each Year, the Company’s Net Profit or Net Loss and each item of income, gain, loss and deduction related thereto, as well as other items of income, gain, loss or deduction which are subject to special allocation provisions, shall be allocated to the Capital Accounts of the Members and for federal income tax purposes pursuant to the following Sections of this Article VII.

          7.1      Allocation of Net Loss.  After giving effect to the special allocations set forth in Section 7.3 and Section 7.4 hereof, if there is a Net Loss for any Year, such Net Loss shall be allocated to all Members in proportion to their Percentage Interests.

          Notwithstanding the foregoing, no allocation of Net Loss shall be allocated to any Member if such allocation would cause such Member to have an Adjusted Capital Account Deficit.  The amount of the allocation of Net Loss which would otherwise have caused a Member to have an Adjusted Capital Account Deficit shall instead be allocated to those Members who would not have an Adjusted Capital Account Deficit as a result of the allocation in proportion to their Percentage Interests.

          7.2      Allocation of Net Profit.  After giving effect to the special allocations set forth in Section 7.3 and Section 7.4 hereof, if there is a Net Profit for any Year, such Net Profit shall be allocated in the following manner:

          (a) First, to the Members who received an allocation of Net Loss pursuant to the last sentence of Section 7.1 hereof (i.e., which would have been allocated to another Member but for the creation of an Adjusted Capital Account Deficit for that Member), an amount of Net Profit equal to the allocations of Net Loss previously made pursuant to such last sentence of Section 7.1 hereof (without duplication) in reverse order to which such prior Net Losses were allocated; and

          (b) Second, to the Diamond Member in an amount equal to the excess of (x) the cumulative Advance Diamond Distributions as of the end of the current Year, for the current Year and all prior Years, over (y) the cumulative allocations of net Profit to the Diamond Member pursuant to this Section 7.2(b) for all prior Years;

          (c) Third, to the Enterprise Member to the extent of the excess of (x) the cumulative Priority Distributions to the Enterprise Member pursuant to Section 8.2(b) as of the end of the current Year, for the current Year and all prior Years, over (y) cumulative allocations of Net Profit to the Enterprise Member pursuant to this Section 7.2(c) for all prior Years; and

          (d) Fourth, to the Diamond Member, the excess of (x) the cumulative distributions to the Diamond Member pursuant to Section 8.2(c) as of the end of the current Year, for the current Year and all prior Years, over (y) cumulative allocations of Net Profit to such Diamond Member pursuant to this Section 7.2(d) for all prior Years; and

(e) Thereafter, any remaining amount to all Members pro rata in accordance with their Percentage Interests.

          7.3      Special Allocations.  Prior to the allocations pursuant to Section 7.1 and Section 7.2 hereof, items of income, gain, loss and deduction for the Year shall be allocated in accordance with the following provisions of this Section 7.3 to the extent such provisions are applicable, and any items so allocated (except Nonrecourse Deductions) shall not be taken into account in determining Net Profit or Net Loss.

          (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article VII, if there is a net decrease in the Company’s Minimum Gain, special allocations shall be to the Members to comply with the minimum gain chargeback requirement in Regulation § 1.704-2(f).

          (b) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article VII, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Year, special allocations shall be made to each such Member to comply with the minimum gain chargeback requirement in Regulation § 1.704-2(i)(4).

          (c) Qualified Income Offset. If any Member receives any adjustment, allocation or distribution described in clauses (4), (5) and (6) of Regulation § 1.704-1(b)(2)(ii)(d), the Member shall be allocated items of the Company’s income and gain consistent with the “qualified income offset” provisions of Regulation § 1.704-1(b)(2)(ii)(d)(3); provided that an allocation pursuant to this Section 7.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.3(c) were not in the Agreement.

          (d) Nonrecourse Deductions.  For any Year in which there are allocations of Nonrecourse Deductions or Member Nonrecourse Deductions, items shall be allocated to the Members as a part of the allocations of Net Profit or Net Loss for that year in accordance with the requirements of Regulations Sections 1.704-2(e)(2) and 1.704-2(i)(1).

          7.4      Curative Allocations.  The allocations set forth in Sections 7.3(a), 7.3(b), 7.3(c), 7.3(d) and 7.3(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 7.4.  Therefore, notwithstanding any other provision of this Article VII (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 7.1 and 7.2.

          7.5     Tax Allocations:  Code Section 704(c).  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial fair market value at the time of its contribution to the Company using any method selected by the Board of Governors.

          In the event the book value of any Company asset is adjusted pursuant to the “revaluation” provisions of the Regulations, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its adjusted book value in the same manner as under Code Section 704(c) and the Regulations thereunder.

          Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement; provided, however, it is expressly acknowledged and agreed that the Company shall make the election to adjust the basis of the Company property pursuant to Code Sections 754 and 743(b) in connection with Transfers of Interests.  Allocations pursuant to this Section 7.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

          7.6     Allocations for Year of Liquidation.  Notwithstanding the allocation provisions set forth in Section 7.1 and Section 7.2, but subject to Section 7.3 and Section 7.4, Net Profit or Net Loss realized in connection with the dissolution of the Company in accordance with Article IX shall be allocated to the Members in a manner so that the distributions to each Member pursuant to Section 8.3 shall, to the greatest extent possible, be equal to that amount that each such Member would receive under Section 8.2 if the amounts to be distributed by the Company in connection with such dissolution were instead distributed under such Section 8.2.

          7.7     Adjustment Upon Transfer of Member’s Interest or Change in Interest.  For any Year during which a Member transfers all or part of his Interest, or during which there is a change in the Percentage Interest assigned to any Member, the adjustment for allocation of Net Profit or Net Loss and certain specific items of income, gain, loss and deduction between the transferor and transferee Members or regarding a Member having a different Percentage Interest during portions of the Year, shall be made in the following manner:

          (a) For purposes of the allocations pursuant to Sections 7.1, 7.2(a) and 7.2(b) hereof, the transferee Member shall inherit a pro-rata portion of the historical allocations of Net Profit and Net Loss to the transferor Member; and

          (b) Unless the Board determines to use another method, allocations pursuant to Sections 7.1 and 7.2 hereof shall be adjusted between the transferor and transferee Member, or between each Member having different Percentage Interests during different portions of the Year, according to the “pro-rata method” described in Regulations Section 1.706-1(c)(2)(ii); that is, all such items for the entire Year shall be allocated between the transferor and transferee Members according to the number of days in the Year that the Interest was held by each, or between each Member having a different Percentage Interest according to the number of days in the Year that each discrete Percentage Interest was assigned to that Member.

ARTICLE VIII
DISTRIBUTIONS

          8.1     Distribution Procedure.  Except as provided in Sections 8.2, 8.3, and 8.4 hereof for final distributions upon liquidation, the Board shall determine when distributions shall be made to Members and the total amount to be distributed.

          8.2     Distributions of Available Distributable Cash.  Except as otherwise provided in Section 8.3 hereof, distributions of all or any portion of Available Distributable Cash shall be made quarterly within fifteen (15) days after the end of each fiscal quarter and on each of the Second and Third Installment Closing Dates (as defined in the Purchase Agreement).  Such distributions shall be apportioned among the Members as follows:

(a) First, to the Diamond Member, in an amount equal to any Advance Diamond Distribution approved by the Board;

          (b) Second, to the Enterprise Member, a Priority Distribution to the extent of the Enterprise Member’s Undistributed Priority Return calculated as of the end of the previous fiscal quarter or as of the Second Installment Closing Date or Third Installment Closing Date, as the case may be;

          (c) Third, to the Diamond Member, to the extent of the Diamond Member’s Undistributed Matching Return, calculated as of the end of the previous fiscal quarter or as of the Second Installment Closing Date or Third Installment Closing Date, as the case may be; and

(d) Fourth, any remaining amount to all Members pro rata in accordance with their Percentage Interests.

          8.3      Distributions Upon Liquidation.  Upon liquidation of the Company pursuant to Section 11.3 hereof, assets remaining after payment of all Company debts and obligations in accordance with the Act shall be distributed in accordance with the positive balance in the Members’ Capital Accounts.  In determining the final balance of the Capital Accounts, any assets which are distributed in kind shall be treated as if they were sold at their fair market value, as determined by the Board, with an allocation to the Capital Accounts of the deemed profit or loss on such sale pursuant to Article VII hereof, and with the distribution reducing the recipient Members’ Capital Accounts in an amount equal to the fair market value of the assets distributed.

          8.4      Distributions for Periods Prior to 2006.  Notwithstanding Section 8.2, the Company shall distribute Available Distributable Cash as of December 31, 2005 no later than January 15, 2006 sixty percent (60%) to the Enterprise Member and forty percent (40%) to the Diamond Member.

ARTICLE IX
TRANSFER OF INTERESTS;
ADMISSION OF NEW MEMBERS

          9.1      Restrictions on Transfers.  Except as otherwise permitted by this Agreement and as contemplated by the Purchase Agreement, no Member shall Transfer all or any portion of such Member’s Interest without the prior written consent of the other Member.  Each Member hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company’s purposes and the relationship of the Members.  Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable.

          9.2      Permitted Transfers.  A Member may at any time Transfer all or any portion of such Member’s Interest meeting the qualifications and limitations of this Section 9.2 (any such Transfer being referred to hereinafter as a “Permitted Transfer”).

          (a) Transfers of Interests by the Enterprise Member to an Affiliate.  The Enterprise Member may Transfer all or any portion of its Interest to any of its Affiliates provided that such transferee Affiliate agrees to be bound by the terms of this Agreement and expressly agrees to assume all of the Enterprise Member’s obligations under the Purchase Agreement.

(b) Transfers of Interests Pursuant to the Purchase Agreement. The Diamond Member may transfer Interests to the Enterprise Member pursuant to the terms of the Purchase Agreement.

          9.3     Prohibited Transfers.  Any purported Transfer of Interests that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer, the rights with respect to the Transferred Interest shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Transferred Interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such Interests may have to the Company.  In the case of a Transfer or attempted Transfer of Interests that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all expenses that the Company or any of such indemnified Members may incur (including incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

          9.4     Rights of Unadmitted Assignees.  If Interests are transferred to a Person who is not admitted as a substituted Member pursuant to Section 9.5, such Interests shall automatically be converted to a Financial Right only, and a holder of such Interests shall thereafter be deemed an assignee for all purposes hereunder, with the same Financial Right as was held by the transferor prior to the transfer, but without any other rights of a Member unless the holder of such Financial Right is admitted as a substituted Member pursuant to Section 9.5 hereof.

          9.5     Admission of Substituted Members.  Subject to the other provisions of this Article IX, a transferee of Interests may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 9.5:

(a) The Interests with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

          (b) The transferee of Interests shall, by written instrument in form and substance reasonably satisfactory to the Board (i) accept and adopt the terms and provisions of this Agreement, including this Article IX, and (ii) assume the obligations of the transferor Member under this Agreement with respect to the Transferred Interests.  The transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement by the transferor Member and (y) in the case of a Transfer to any Person other than a Member, those obligations or liabilities of the transferor Member based on events occurring, arising or maturing prior to the date of Transfer; and

          (c) The transferee and transferor shall each execute and deliver such other instruments as the Board reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Articles of Organization or any other instrument filed with the State of Tennessee or any other state or governmental authority.

          9.6     Representations and Warranties.  Each Member hereby represents and warrants to the Company that his acquisition of his Interest is made for his own account for investment purposes only, and not with a view to the resale or distribution of such Interest.  Each Member agrees that he will not Transfer any or all of his Interest to any person or entity who or which does not similarly represent, warrant and agree as provided in this Section 9.6.

          9.7     Rights and Obligations of Former Members.  A Member who Transfers all of such Member’s Interest or whose Interest is otherwise terminated pursuant to the terms hereof shall cease to be a Member; provided, however, that such former Member or any Successor shall remain liable to the Company (a) for any obligations of such Member for wrongful distributions under the Act, (b) for any failure to comply with the standards of conduct set forth in the Act and (c) pursuant to any agreements with the Company.

          9.8     Amendments to Exhibit A.  An appropriate amendment to Exhibit A hereto shall be made upon any Transfer or termination of any Interest as described in this Article IX or in Article X.

          9.9     Transfers of Interests of the Diamond Member; Operating Agreement of Diamond Member.  In furtherance of the purposes of this Agreement, the Diamond Member shall not permit any of its members to Transfer all or any portion of any ownership interest in the Diamond Member without the prior written consent of the Enterprise Member.  The Diamond Member represents and warrants that it has delivered to the Company a true, accurate and complete copy of the Diamond Member’s operating agreement as in effect as of the date hereof and further covenants that such operating agreement shall not be modified or amended nor any provision thereof waived without the prior written consent of the Enterprise Member.

ARTICLE X
TERMINATION OF INTERESTS, REPURCHASE OF INTERESTS

          10.1    Termination of an Interest.  A Member’s Interest shall be automatically terminated on the occurrence of any Terminating Event or Adverse Terminating Event; provided, however, that in the case of an Adverse Terminating Event that is the result of an Involuntary Transfer, the Member’s Interest shall be terminated only with respect to such Involuntarily Transferred Interest.  Upon the occurrence of any Terminating Event or Adverse Terminating Event, the Governance Rights of the Member whose Interest is being terminated shall be extinguished, and the rights of such former Member or such former Member’s Successor shall automatically be converted solely to Financial Rights which will be liquidated pursuant to Section 10.3.

          Upon the occurrence of any Terminating Event or Adverse Terminating Event respecting any Interest described in this Section 10.1, the Company shall cause Exhibit A hereto to be amended appropriately.

          10.2    Occurrence of Terminating Event or Adverse Terminating Event.

          (a) In the event a Terminating Event shall occur with respect to any Member, within a period of ninety (90) days after such Terminating Event, the Company shall liquidate such former Member’s Interest in the Company pursuant to Section 10.3 below.

          (b) In the event the Company determines that an Adverse Terminating Event has occurred with respect to any Member, then the Company shall give written notice thereof to such Member and, within a period of one hundred twenty (120) days from the date of such notice, the Company shall liquidate such Member’s Interest or the portion of such Member’s Interest that was the subject of an Involuntary Transfer giving rise to the Adverse Terminating Event.

          (c) If a Member has transferred his or her Financial Rights, but retained the Governance Rights associated with the Member’s Interest, the occurrence of an Adverse Terminating Event or a Terminating Event with respect to the Member shall subject the Interest held by the transferee, as well as the Governance Rights of the Member, to the provisions of Article X hereof.

          10.3    Payment for Terminated Interests.

          (a) When any Member’s Interest in the Company is liquidated because of the occurrence of a Terminating Event, the amount the Company will pay for the Interest owned by the former Member shall equal the Member’s Percentage Interest of the Book Value of the Company determined as of the Valuation Date.

          (b) When the Company liquidates any Member’s Interest in the Company as a result of an Adverse Terminating Event, the amount to be paid by the Company to such Member shall be One Hundred Dollars ($100).  In the event of an Involuntary Transfer that was an Adverse Terminating Event as to a portion of a Member’s Interest, a Member may retain any Interest not the subject of the Transfer.

          (c) If the Company liquidates any Member’s Interest in the Company as provided in this Article X, the Company shall pay any such amounts owed therefor to such former Member or its Successor in a lump sum within ninety (90) days following the Terminating Event or Adverse Terminating Event or, at the discretion of the Company, in up to eight (8) equal quarterly payments plus interest at the Prime Rate on the unpaid principal balance calculated commencing on the date of payment of the first installment.  If Company elects to pay for a liquidated Company Interest in quarterly installments, the first such installment will be paid to the former Member or his Successor on the first day of the fourth month after the Terminating Event or Adverse Terminating Event.  Each subsequent installment shall be paid on the first day of each successive three (3) month period until the full amount owed to the Member or his successor in interest has been paid.  The Company’s obligation to pay the Member in quarterly installments under this Section 10.3 will be evidenced by a promissory note executed by the Chief Executive Officer on behalf of the Company, which note may be prepaid at any time without penalty.

          10.4    Exclusive Right.  No Member shall be entitled to claim any further or different distribution upon termination under the Act; the provisions of this Agreement being exclusive.

ARTICLE XI
DISSOLUTION; WINDING-UP

          11.1    Dissolution.  The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following events (each, a “Dissolution Event”):

(a) The determination in writing to dissolve the Company by the unanimous consent of the Members;

(b) At any time when there are no Members;

(c) The sale or other disposition of all or substantially all of the assets of the Company in one transaction or a series of related transactions;

(d) The occurrence of a Continuation Event followed within 90 days by a determination of the requisite percentage of ownership interests to dissolve the Company as described in Section 11.2 hereof; or

(e) The entry of a decree of judicial dissolution under the Act.

Upon the occurrence of a Dissolution Event, the Company shall be wound up and liquidated pursuant to Section 11.3 hereof.

          11.2    Continuation Event.  Neither the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member nor the occurrence of any other event that terminates the continued membership of any Member (each, a “Continuation Event”) shall cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such Continuation Event, the Company shall be continued without dissolution, unless within ninety (90) days following such Continuation Event, a Majority in Interest of the Members agree in writing to dissolve the Company.

          11.3   Winding Up of the Company.  Upon dissolution of the Company pursuant to Section 11.1 hereof, the Chief Executive Officer, or if there is no Chief Executive Officer, such person as is designated by a Majority in Interest of the Members (the remaining Governors or such person being herein referred to as the “Liquidator”), shall proceed to wind up the business and affairs of the Company upon such terms, price and conditions as are determined by the Liquidator in accordance with this Agreement and the requirements of the Act.  This Agreement shall remain in full force and effect and continue to govern the rights and obligations of the

Members and Governors and the conduct of the Company during the period of winding up the Company’s affairs.  The Liquidator, if other than the Chief Executive Officer, shall have and may exercise, without further authorization or consent of Members, all of the powers conferred upon the Chief Executive Officer under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company.  The Liquidator shall liquidate the assets of the Company, collect the debts and obligations due to the Company, and pay or provide for payment of all liabilities and obligations of the Company, after which the Liquidator shall distribute the remaining assets of the Company to the Members in the order of priority described in Section 8.3 hereof.  The Liquidator may distribute assets in kind; provided, however, that the Liquidator shall determine the fair market value by appraisal or other reasonable means of all assets so distributed in kind.

          11.4   Resignation of a Member.  If a Terminating Event or Adverse Terminating Event occurs with respect to a Member, such Member’s right to any payments or distributions shall be determined exclusively under the provisions of Article X hereof with respect to liquidation of the Interest of the Member following a Terminating Event or an Adverse Terminating Event, and no Member shall be entitled to claim any further or different distribution upon resignation under the Act or otherwise.

ARTICLE XII
LIMITATION ON LIABILITY; INDEMNIFICATION

          12.1    Limitation on Liability.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Governor or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Governor and/or officer.

          12.2    Standard of Care; Indemnification of Governors, Officers, Employees and Agents.

          (a) No Governor or officer of the Company shall have any personal liability whatsoever to the Company or any Member on account of such Governor’s or officer’s status as a Governor or officer or by reason of such Governor’s or officer’s acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Governor or officer against any liability to the Company or the Members to which such Governor or officer would otherwise be subject by reason of (i) any act or omission of such Governor or officer that involves actual fraud, gross negligence or willful misconduct or (ii) any transaction from which such Governor or officer derived improper personal benefit.

          (b) The Company shall indemnify and hold harmless each Governor and officer and the Affiliates of any Governor or officer (each an “Indemnified Person”) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Company, or the Indemnified Person’s acting as a Governor or officer under this Agreement, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company (including, without limitation, indemnification against negligence); provided, however, that such Indemnified Person was not guilty of gross negligence or willful misconduct with respect to such acts or omissions and that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud or willful misconduct or (ii) any transaction from which such Indemnified Person derived improper personal benefit. The indemnities hereunder shall survive termination of the Company. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to Members. If the Board of Governors determines that the facts then known would not preclude indemnification, costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

          (c) The contract rights to indemnification and to the advancement of expenses conferred in this Section 12.2 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Governors or Members or otherwise.

          (d) The Company may maintain insurance, at its expense, to protect itself and any Governor, officer, employee or agent of the Company or another Entity against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

          (e) The Company may, to the extent authorized from time to time by the Board of Governors, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 12.2 with respect to the indemnification and advancement of expenses of Governors and officers of the Company.

          (f) Notwithstanding the foregoing provisions of this Section 12.2, the Company shall indemnify an Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Board of Governors of the Company; provided, however, that an Indemnified Person shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Indemnified Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 12.2 to the extent the Indemnified Person is successful on the merits in such proceeding (or part thereof).

ARTICLE XIII
FISCAL MATTERS

          13.1   Books and Records.  Full and accurate books and records of the Company (including without limitation all information and records required by the Act) shall be maintained at its principal place of business showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.  All Members shall have the right to inspect and copy the books and records of the Company during regular business hours, at the Company’s principal place of business, upon provision of notice in writing by any Member to the Company at least five (5) business days before the date on which such Member desires to inspect and copy said books and records.  It is acknowledged that the Enterprise Member’s ultimate parent is a financial institution whose equity is publicly traded and registered and/or subject to the Securities Act of 1933 and the Securities Exchange Act of 1934.  As a consequence, it is acknowledged that the books, records and internal controls of the Company must be maintained in accordance with all laws applicable to the Enterprise Member’s ultimate parent corporation.

          13.2   Accounting Decisions; Fiscal Year.  All decisions as to accounting matters, except as expressly provided in this Agreement, shall be made by the Board; provided that the Company shall use generally accepted accounting principles in the maintenance of its financial books and records and the preparation of its financial statements.  The fiscal year of the Company shall be the calendar year.

          13.3   Tax Status; Elections.  Notwithstanding any provision hereof to the contrary, solely for purposes of the federal income tax laws, each of the Members hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of a U.S. Partnership Return of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

          13.4   Reports and Statements.  As soon as practicable after the end of each Year, but no later than ninety (90) days thereafter, the Company shall deliver to the Members a report containing a detailed list of the assets and liabilities of the Company.  Further, as promptly as practicable after the close of each Year, and no later than ninety (90) days thereafter, the

Company shall supply all other information necessary to enable each Member to prepare his federal and state income tax returns, and the Company shall supply such other information as each Member may reasonably request for the purpose of enabling him to comply with any reporting requirements imposed by any United States or state governmental agency or authority.

          13.5   Bank Accounts.  All funds of the Company shall be deposited in its name at the Company’s principal financial institution or other financial institutions approved by the Board.

          13.6   Tax Matters Partner.  The “Tax Matters Partner” shall mean the Member responsible for all administrative and judicial proceedings for the assessment and collection of tax deficiencies or the refund of tax overpayment arising out of any Member’s distributive share of items of income, deduction, credit and/or of any other “partnership item” (as that term is defined in the Code or in the Regulations) allocated to the Members affecting any member’s tax liability.  The Tax Matters Partner shall promptly give notice to all Members of any administrative or judicial proceeding pending before the Internal Revenue Service involving any Company item and the progress of any such proceeding.  Such notice shall be in compliance with such regulations as are issued by the Internal Revenue Service.  The Tax Matters Partner shall have all the powers provided to a “tax matters partner” in Sections 6221 through 6233 of Code, including the specific power to extend the statute of limitations with respect to any matter which is attributable to any Company item or affecting any item pending before the Internal Revenue Service and to select the forum to litigate any tax issue or liability arising from Company items.  The Tax Matters Partner shall be the Member designated as such from time to time by the Board. The Tax Matters Partner shall be entitled to reimbursement for any and all reasonable expenses incurred with respect to any administrative and/or judicial proceedings affecting the Company.  The Tax Matters Partner shall be responsible for timely tax returns, franchise tax returns and annual reports of the Company.

ARTICLE XIV
MISCELLANEOUS; GENERAL PROVISIONS

          14.1   Notices.  All notices given pursuant to this Agreement shall be in writing and shall be deemed effective when personally delivered or when placed in the United States mail, registered or certified with return receipt requested, or when sent by facsimile transmission followed by confirmatory letter.  For purposes of notice, the addresses of the Members shall be as stated under their names on the attached Exhibit A; provided, however, that each Member shall have the right to change his address with notice hereunder to any other location by the giving of thirty (30) days notice to the Company in the manner set forth above.

          14.2   Attorneys’ Fees.  If any litigation is initiated by the Company against any Member or by any Member against another Member or the Company relating to this Agreement or the subject matter hereof, the person prevailing in such litigation shall be  entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorneys’ fees incurred in connection therewith.

          14.3    Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Members, and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Articles IX and X hereof.

          14.4    Construction.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.  The failure by any party to specifically enforce any term or provision hereof or any rights of such party hereunder shall not be construed as the waiver by that party of its rights hereunder.  The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

          14.5    Waiver of Partition Right.  Notwithstanding any statute or principle of law to the contrary, each Member hereby agrees that, during the term of the Company, he or it shall have no right (and hereby waives any right that he or it might otherwise have had) to cause any Company property to be partitioned and/or distributed in kind.

          14.6    Entire Agreement.  This Agreement contains the entire agreement among the Members relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein are terminated.

          14.7    Amendments.  Except as otherwise expressly provided in this Section 14.7, amendments or modifications may be made to this Agreement only by setting forth such amendments or modifications in a document approved by the unanimous consent of the Members; any alleged amendment or modification herein which is not so documented shall not be effective as to any Member.  Notwithstanding the foregoing, the Board may, without the consent of any Member, amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith to reflect:

(a) a change in the location of the principal place of business of the Company, or a change in the registered office or the registered agent of the Company;

(b) admission of a Member into the Company or termination of any Member’s Interest in the Company in accordance with this Agreement;

          (c) a change (i) that is of an inconsequential nature and does not adversely affect any Member in any material respect; (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute, compliance with any of which the Board deems to be in the best interest of the Company and the Members; (iii) that is necessary or desirable so that the method of tax allocations will comply with applicable provision of the Code, the Regulations or rulings of the Internal Revenue Service; or (iv) that is required or contemplated by this Agreement;

          14.8    Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations.  If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Members as expressed herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

          14.9    Gender and Number.  Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

          14.10   Exhibits.  Each Exhibit to this Agreement is incorporated herein for all purposes.

          14.11   Additional Documents.  Each Member, upon the request of any Governor, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

          14.12   Section Headings.  The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section.

          14.13   Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

[Remainder of page intentionally left blank; signature page to follow.]

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement effective as of the Effective Date.

MEMBERS:

MILLENNIUM HOLDING COMPANY, INC.

By:

Frank H. Sanfilippo, President

MILLENNIUM HOLDINGS, LLC

By:

Title:

EXHIBIT A

Members of Millennium Brokerage Group, LLC

Member Name and Address	Percentage Interest	Capital Accounts

Millennium Holding Company, Inc.	60%	$	X,000.00
Millennium Holdings, LLC	40%	$	X,000.00
Total	100%	$	XX,000.00

EXHIBIT B

Officers of Millennium
Brokerage Group, LLC